As filed with the Securities and Exchange Commission on May 1, 2014.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FLUOR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	33-0927079
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

6700 Las Colinas Boulevard

Irving, Texas 75039

Telephone: (469) 398-7000

(Address of Principal Executive Offices Including Zip Code)

FLUOR CORPORATION 2014 RESTRICTED STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

(Full title of the plan)

Carlos M. Hernandez, Esq.

Chief Legal Officer and Secretary

6700 Las Colinas Boulevard

Irving, Texas 75039

 (Name and Address of Agent for Service)

(469) 398-7000
(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.01 par value per share	500,000 shares	$76.03	$38,015,000	$4,896.33

(1)                  Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers, in addition to the number of shares of common stock, par value $0.01 per share (the “Common Stock”), of Fluor Corporation stated above, such indeterminate number of additional shares of Common Stock as may be issued under the Fluor Corporation 2014 Restricted Stock Plan for Non-Employee Directors, as a result of adjustment provisions thereunder.

(2)                  Calculated solely for the purpose of determining the registration fee pursuant to Rules 457(c) and 457(h)(1) of the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based upon the average of the high and low sales prices of the Common Stock on April 25, 2014, as reported on the New York Stock Exchange, which was $76.03.

INTRODUCTION

This Registration Statement on Form S-8 is filed by Fluor Corporation, a Delaware corporation (the “Company” or the “Registrant”), relating to 500,000 shares of the Company’s Common Stock, to be issued pursuant to the Fluor Corporation 2014 Restricted Stock Plan for Non-Employee Directors (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.                          Plan Information.

Not filed as part of this Registration Statement pursuant to the Note to Part I of Form S-8.

Item 2.                          Registrant Information and Employee Plan Annual Information.

Not filed as part of this Registration Statement pursuant to the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                          Incorporation of Documents by Reference.

The following documents, which have previously been filed by the Company with the Securities and Exchange Commission (the “SEC”), are incorporated by reference into this Registration Statement and shall be deemed a part hereof, provided, however, that we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, except as specified below:

1.                      The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the SEC on February 18, 2014;

2.                      The Company’s Current Reports on Form 8-K as filed with the SEC on February 11, 2014 and March 10, 2014; and

3.                      The description of the Common Stock contained in the Registration Statement on Form 10-12B, as filed with the SEC on September 20, 2000 under Section 12(b) of the Exchange Act, as amended by the Current Report on Form 8-K filed with the SEC on May 9, 2008.

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and made part hereof from their respective dates of filing (such documents, and the documents listed above, being hereinafter referred to as “Incorporated Documents”); provided, however, that the documents listed above or subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the Company’s Annual Report on Form 10-K covering such year shall cease to be Incorporated Documents or be incorporated by reference in this Registration Statement from and after the filing of such Annual Reports.

Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed Incorporated Document modifies or supersedes such statement.  Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                          Description of Securities.

Not applicable.

Item 5.                          Interests of Named Experts and Counsel.

Not applicable.

Item 6.                          Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify its directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation — a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification in which the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

Article Thirteenth of the Company’s Amended and Restated Certificate of Incorporation provides that, to the full extent that the DGCL, as it now exists or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.  Any amendment to or repeal of such Article Thirteenth shall not adversely affect any right or protection of a director of the Company for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

Article Fourteenth of the Company’s Amended and Restated Certificate of Incorporation provides that the Company may, by action of its Board of Directors, provide indemnification to its employees and agents with the same scope and effect as the foregoing indemnification of directors.

In addition, the Company has entered into an indemnification agreement with each of its directors and executive officers.  The agreement confirms the obligations of the Company to indemnify the indemnified parties to the fullest extent authorized by the DGCL.  The agreement also provides that the Company will advance, if requested by an indemnified person, any and all expenses incurred in connection with a proceeding, subject to reimbursement by the indemnified person should a final judicial determination be made that indemnification is not available under applicable law.  The Company further agrees that its obligations under the agreement continue after the indemnified party is no longer serving the Company with respect to claims based on the indemnified party’s service at the Company.

Item 7.                          Exemption from Registration Claimed.

Not applicable.

Item 8.                          Exhibits.

See exhibits listed under the Exhibit Index below.

Item 9.                          Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 1st day of May, 2014.

FLUOR CORPORATION

By:	/s/ Carlos M. Hernandez
Carlos M. Hernandez, Esq.
Chief Legal Officer and Secretary

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Carlos M. Hernandez and Eric P. Helm and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.  This Power of Attorney may be signed in any number of counterparts, each of which shall constitute an original and all of which, taken together, shall constitute one Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David T. Seaton	Chairman and Chief Executive Officer (Principal Executive Officer and Director)
David T. Seaton		May 1, 2014

/s/ Biggs C. Porter	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Biggs C. Porter		May 1, 2014

/s/ Gary G. Smalley	Senior Vice President and Controller (Principal Accounting Officer)
Gary G. Smalley		May 1, 2014

/s/ Peter K. Barker	Director	May 1, 2014
Peter K. Barker

/s/ Alan M. Bennett	Director	May 1, 2014
Alan M. Bennett

/s/ Rosemary T. Berkery	Director	May 1, 2014
Rosemary T. Berkery

/s/ Peter J. Fluor	Director	May 1, 2014
Peter J. Fluor

/s/ James T. Hackett	Director	May 1, 2014
James T. Hackett

/s/ Deborah D. McWhinney	Director	May 1, 2014
Deborah D. McWhinney

/s/ Dean R. O’Hare	Director	May 1, 2014
Dean R. O’Hare

/s/ Armando J. Olivera	Director	May 1, 2014
Armando J. Olivera

/s/ Joseph W. Prueher	Director	May 1, 2014
Joseph W. Prueher

/s/ Matthew K. Rose	Director	May 1, 2014
Matthew K. Rose

/s/ Nader H. Sultan	Director	May 1, 2014
Nader H. Sultan

/s/ Lynn C. Swann	Director	May 1, 2014
Lynn C. Swann

EXHIBIT INDEX

Exhibit No.	Description

4.1*	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on May 8, 2012)

4.2*	Amended and Restated By-laws of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on May 8, 2012)

5.1	Opinion of Gibson, Dunn & Crutcher LLP

10.1	Fluor Corporation 2014 Restricted Stock Plan for Non-Employee Directors

23.1	Consent of Independent Registered Public Accounting Firm (Ernst & Young LLP)

23.2	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this Registration Statement)

* Incorporated by reference herein.